Exhibit 3.1

CERTIFICATE OF CHANGE
OF
GENERAL ELECTRIC COMPANY

(Under Section 805-A of the Business Corporation Law of the State of New York)

1.The name of the corporation is General Electric Company. It was incorporated under the name General Electric Company.

2.The Certificate of Incorporation of said corporation was filed by the Department of State on April 15, 1892, following the creation of General Electric Company pursuant to a Special Act of the New York Legislature, Chapter 323, Laws of 1892, effective April 15, 1892.

3.The following was authorized by the Board of Directors:

To change the post office address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served on him, and to restate Section 7 of the Certificate of Incorporation in its entirety as set forth below:

Section 7. Agent for Process
The Secretary of State of the State of New York is designated as the agent of the corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of such process served upon him or her is Vice President, Litigation, General Electric Company, One Financial Center, Suite 3700, Boston, Massachusetts 02111.

/s/ Brandon Smith
Brandon Smith
Vice President, Chief Corporate, Securities & Finance Counsel and Associate Secretary

Exhibit 3.1

CERTIFICATE OF CHANGE OF
GENERAL ELECTRIC COMPANY
UNDER SECTION 805-A OF THE BUSINESS CORPORATION LAW

Filed by:	Brandon Smith
Vice President, Chief Corporate, Securities & Finance Counsel and Associate Secretary
General Electric Company
One Financial Center, Suite 3700
Boston, MA 02111